SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIAN ISSUES LETTER TO PROCTER & GAMBLE EMPLOYEES, RETIREES AND ALUMNI

Highlights P&G’s Underperformance That Has Been Disappointing Employees and Retirees for a Decade

Emphasizes Trian’s Commitment to Long-Term Growth and Summarizes Its

Strategic Initiatives to Return P&G to Its Industry-Leading Position

Urges the Men & Women of P&G to Vote “FOR” Nelson Peltz on the WHITE Proxy Card

at the Company’s Annual Meeting on October 10th

NEW YORK, September 20, 2017— Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), is mailing a letter to P&G employees, retirees and other alumni highlighting the Company’s disappointing performance over the past decade and summarizing Trian’s strategic initiatives that it believes will help make P&G a best-in-class company once again. Trian is aware that many P&G retirement plans are funded with P&G stock and believes that employees and retirees are entitled to stronger performance.

Trian is disappointed that P&G has been inundating its employees, retirees and alumni with misleading communication materials about Nelson Peltz’s track record and intentions. Trian feels it is important for members of the P&G community to cut through the noise and know the truth about Nelson Peltz’s commitment to investing in companies’ long-term growth and creating sustainable long-term shareholder value.

Trian urges all of its fellow shareholders to help revitalize P&G and to vote “FOR” Nelson Peltz on the WHITE Proxy Card.

The full text of the letter can be found below and online at www.RevitalizePG.com.

A Special Message for the Men and Women of Procter & Gamble

I am writing to you all, not simply to ask for your vote, but to ask for your support in making Procter & Gamble a best-in-class company once again.

Over the past decade, every new P&G CEO and leadership team has promised you the same things: “P&G’s transformation is right around the corner; we are becoming a different, simpler, more agile company; we have never had a better innovation pipeline; give us more time to make things happen”. Enough is enough. P&G is too great a company to settle for mediocrity.

The Company chose to fund many of your retirement plans with P&G stock, but many employees and retirees are suffering because P&G’s shares have underperformed for so long. Each share you own could be worth as much as $160,[i] and the dividend could be much higher, if P&G had simply kept pace with its peers over the last ten years. You deserve better.

At Trian, we work with boards and management teams to invest in the company’s long-term growth. When I serve on a company’s board, we hold our investments for an average of seven years, which is longer than many mutual funds and enough time to help achieve real improvement. When we engage with great companies like P&G, we aim to collaborate with the management team to drive better long-term results for all shareholders. I would like to be the 12th P&G board member, without replacing any current director. I plan to apply my years of operating and consumer products experience to support P&G’s efforts, and bring new ideas to the Company to accelerate growth. You’ve had three CEO changes in the past eight years -- let’s end the CEO churn and get to work on improving P&G.

Trian believes the only way for P&G to become a long-term value generating company again is by regaining market share. The current focus of the Board and management is to sell brands, cut advertising, cut jobs and erode local capabilities, all while preserving a highly centralized and matrixed corporate structure that impedes market share growth. This strategy will not set P&G up for long-term sustainable success. We believe in organizing the company in a way that clarifies reporting lines and reduces matrices so that P&G’s many talented employees are empowered to unleash their skills and creativity rather than being stifled by endless layers of bureaucracy. We believe in supplementing P&G’s great global brands with new small, local ones, whether homegrown or acquired, that can grow to be meaningful contributors, and committing to give these small, local brands the investment and the time they need to succeed. We believe in spending more money on digital advertising, as well as markets and channels that are growing faster than P&G’s sales base today.

The world is changing rapidly, and P&G’s structure and culture need to change to enable the Company to keep up and excel again. We envision an organization where experienced P&G employees collaborate with strategic new hires that bring different experiences and fresh perspectives, to drive the best outcome. We believe that will get P&G back to the kind of breakthrough innovation that has historically driven its growth and market leadership. We also want to stimulate the best-in-class innovation and go to market capabilities P&G used to be known for, instead of making cuts to meet quarterly numbers. That means engaging with customers on a local level and listening to employees who communicate with them directly.

Contrary to what the Company’s materials would have you think, our proposals will not derail the progress that comes from your hard work at P&G. Rather, they will help make P&G better, holding management and the Board accountable for success and failure, and empowering you. I am committed to investing in P&G’s future, and that means investing in all of you.

You are faced with sifting through an avalanche of communication to discern the truth. Here’s the bottom line. I am:

•	NOT advocating for the break-up of the Company
•	NOT suggesting that the CEO be replaced
•	NOT seeking to replace any directors
•	NOT advocating taking on excessive leverage
•	NOT seeking to cut pension or retiree healthcare benefits
•	NOT suggesting that research and development (R&D), marketing expense or capital expenditures be reduced
•	NOT seeking cost cuts that could impact product quality
•	NOT suggesting the Company move out of Cincinnati

Trian has invested $3.5 billion in P&G because we appreciate this company’s great history, and because we strongly believe in a brighter future for P&G, its shareholders and its employees. If elected, I promise to be your voice in the boardroom.

Together, we can revitalize P&G.

Nelson Peltz

Trian Fund Management, L.P.

NOTES:

[i] Source: Bloomberg. If a shareholder, on June 15, 2007, had invested $63 (the price of one P&G share on that date) in an evenly-weighted index composed of the Company’s peers, the index would be worth approximately $160 as of June 15, 2017, adjusted for dividends that a P&G shareholder has received over the past ten years. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Additional Information

Trian Partners, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Fund Management, L.P. ("Trian"), and the other funds and investment vehicles Trian manages (Trian with such funds, "Trian Partners") that hold shares of The Procter & Gamble Company (the "Company"), and the other participants (collectively, the "Participants") identified in the definitive proxy statement on Schedule 14A (the "Proxy Statement") filed by Trian with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (call toll-free:(877) 750-8338; call collect: (212) 750-5833; or email (Requests for materials only): material@innisfreema.com).

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

George Sard / Margaret Popper / Kelsey Markovich

Sard Verbinnen & Co

(212) 687-8080

GSard@sardverb.com / MPopper@sardverb.com / KMarkovich@sardverb.com